EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports Fourth Quarter and Full Year 2012 Financial Results

•	AMPYRA® (dalfampridine) Fourth Quarter Net Revenue of $72.7 Million; Full Year 2012 Net Revenue of $266.1 Million
•	Combined Fourth Quarter Zanaflex® Franchise and ex-U.S. FAMPYRA® Royalty Revenue of $6.5 Million; Full Year Combined Revenue of $30.6 Million
•	Full Year 2013 Guidance for AMPYRA Net Revenue of $285-$315 Million
•	Full Year 2013 Guidance for Combined Zanaflex Franchise and ex-U.S. FAMPYRA Royalty and License Revenue of $25 Million
•	Full Year 2013 Guidance for SG&A Expense of $170-$180 Million, Excluding Share-Based Compensation
•	Full Year 2013 Guidance for R&D Expense of $60-$70 Million, Excluding Share-Based Compensation

ARDSLEY, N.Y. – February 13, 2013 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced its financial results for the fourth quarter and full year ended December 31, 2012.

“We are pleased with the performance of AMPYRA in 2012, and excited about the franchise’s potential to expand in future years. AMPYRA sales grew approximately 26% in 2012 over 2011, and we expect sales to continue to increase in 2013. In addition, results from our life cycle management programs in post-stroke deficits and cerebral palsy are projected to read out in the second quarter of 2013,” said Ron Cohen, M.D., Acorda Therapeutics’ President and CEO.

“We believe we have one of the most interesting neurology pipelines in the industry. Pending additional clinical and manufacturing data, we plan to submit a New Drug Application to the FDA for Diazepam Nasal Spray in 2013. We also anticipate having three additional clinical stage programs by mid-year. The continued growth of AMPYRA, coupled with near-term pipeline milestones, has created the potential for meaningful growth in shareholder value.”

FINANCIAL RESULTS
The Company reported GAAP net income of $133.0 million for the quarter ended December 31, 2012, or $3.27 per diluted EPS, including share-based compensation charges totaling $6.1 million and a $132.7 million non-recurring tax benefit. For the full year 2012, the Company reported GAAP net income of $155.0 million, or $3.84 per diluted EPS, including share-based compensation charges totaling $21.4 million and a $132.7 million non-recurring tax benefit. GAAP net income in the same quarter of 2011 was $12.7 million, or $0.32 per diluted EPS, including share-based compensation charges totaling $5.5 million, and $30.6 million, or $0.76 per diluted EPS, including share-based compensation charges totaling $19.3 million for the full year 2011.

Non-GAAP net income, excluding the non-recurring tax benefit, share-based compensation charges and payments in connection with the acquisition of Neuronex, Inc., for the quarter ended December 31, 2012 was $9.8 million, or $0.24 per diluted EPS, and $50.3 million, or $1.25 per diluted EPS for the full year 2012. Non-GAAP net income in the same quarter of 2011 was $18.2 million or $0.45 per diluted EPS. Non-GAAP net income for full year 2011, before share-based compensation charges and other adjustments, was $45.1 million or $1.13 per diluted EPS.

AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg net revenue - For the quarter ended December 31, 2012, the Company reported AMPYRA net revenue of $72.7 million, compared to $57.2 million in net revenue for the same quarter in 2011. For the year ended December 31, 2012, the Company reported AMPYRA net revenue of $266.1 million, compared to $210.5 million in net revenue in 2011. AMPYRA revenue is recognized following shipment of the product from the Company’s distribution facility to its network of specialty pharmacies.

ZANAFLEX CAPSULES® (tizanidine hydrochloride), ZANAFLEX® (tizanidine hydrochloride) tablets and authorized generic capsules net revenue and royalties - For the quarter ended December 31, 2012, the Company reported combined net revenue from ZANAFLEX CAPSULES and ZANAFLEX tablets sales of $1.6 million; revenue from the sale of authorized generic tizanidine hydrochloride capsules to Actavis, Inc. totaled $1.1 million and royalties from Actavis for the sale of authorized generic tizanidine hydrochloride capsules were $2.5 million, for combined total net revenue of $5.2 million. Combined net revenue from ZANAFLEX CAPSULES and ZANAFLEX tablets sales were $11.8 million for the same quarter in 2011. The decrease is due to the launch of generic versions of ZANAFLEX CAPSULES during the first quarter of 2012.

For the full year ended December 31, 2012, the Company reported combined net revenue from ZANAFLEX CAPSULES and ZANAFLEX tablets sales of $13.2 million; revenue from the sale of authorized generic tizanidine hydrochloride capsules to Actavis, Inc. totaled $3.1 million and royalties from Actavis for the sale of authorized generic tizanidine hydrochloride capsules were $7.2 million, for combined total net revenue of $23.5 million. Combined net revenue from ZANAFLEX CAPSULES and ZANAFLEX tablets sales were $45.8 million for the full year 2011. The decrease is due to the launch of generic versions of ZANAFLEX CAPSULES during the first quarter of 2012.

ZANAFLEX revenue is recognized using a deferred revenue recognition model, meaning ZANAFLEX CAPSULES and ZANAFLEX tablets shipments to wholesalers are recorded as deferred revenue and only recognized as revenue when end-user prescriptions of ZANAFLEX CAPSULES and ZANAFLEX tablets are reported. Authorized generic product sold to Actavis is recorded as sales when shipped.

FAMPYRA® (prolonged-release fampridine tablets) royalties - For the quarter ended December 31, 2012, the Company reported FAMPYRA royalties from sales outside of the U.S. of $1.3 million, compared to $1.3 million for the same quarter in 2011. For the full year 2012, the Company reported FAMPYRA royalties from sales outside of the U.S. of $7.1 million, compared to $1.9 million in 2011.

Cost of sales for the quarter ended December 31, 2012 were $16.2 million, compared to $13.4 million for the same quarter in 2011. Included in cost of sales for the quarter ended December 31, 2012 was $1.1 million in cost of authorized generic tizanidine hydrochloride capsules sold to Actavis. Cost of sales for the full year 2012 were $57.0 million, compared to $64.2 million for the full year 2011. The decrease in cost of sales was primarily due to the $14.1 million in accounting adjustments in 2011 related to the Apotex patent infringement trial court decision.

Research and development (R&D) expenses for the quarter ended December 31, 2012 were $18.2 million, including $1.4 million of share-based compensation, compared to $10.3 million including $1.7 million of share-based compensation for the same quarter in 2011. R&D expenses for the full year 2012 were $53.9 million, including $5.1 million of share-based compensation, compared to $42.1 million including $5.8 million of share-based compensation for the full year 2011. R&D expenses for the full year ended December 31, 2012 included costs related to the Neuronex agreement, AMPYRA post-marketing studies and life cycle management programs, including AMPYRA proof-of-concept cerebral palsy and post-stroke deficits studies, and the development of the Company’s pipeline products, including expenses for Glial Growth Factor 2 (GGF2).

Sales, general and administrative (SG&A) expenses for the quarter ended December 31, 2012 were $45.6 million, including $4.6 million of share-based compensation, compared to $35.7 million including $3.8 million of share-based compensation for the same quarter in 2011. SG&A expenses for the full year 2012 were $168.7 million, including $16.3 million of share-based compensation, compared to $148.5 million including $13.5 million of share-based compensation for the full year 2011.

Recognition of tax benefit and reversal of valuation allowance - During the quarter ended December 31, 2012, as a result of its sustained profitability and forecasts for future taxable earnings, and in accordance with GAAP, the Company released the valuation allowance on all of its deferred tax assets. The valuation release resulted in the recognition of a non-recurring tax benefit of $132.7 million, which is reflected in the Company’s GAAP results for the quarter ended December 31, 2012. In order to provide comparable information about its earnings, the Company reported the reversal of this non-recurring tax benefit for non-GAAP purposes.

For 2012, the Company was cash flow positive and closed the year in a strong financial position with cash, cash equivalents and short-term and long-term investments of $333.2 million, an increase of $14.5 million over the third quarter of 2012 and $37.3 million over our 2011 ending cash, cash equivalents and short-term and long-term investments.

GUIDANCE FOR 2013
•	The following guidance does not include potential expenditures related to the acquisition of new products or other business development activities.
•	The Company expects AMPYRA 2013 full year net revenue of $285-$315 million.
•
In 2013, the Company expects Zanaflex franchise and ex-U.S. FAMPYRA revenue of $25 million, which includes sales of branded Zanaflex products, royalties from ex-U.S. FAMPYRA and authorized generic tizanidine hydrochloride capsules sales, and $9.1 million in amortized licensing revenue from the $110 million payment the Company received from Biogen Idec in 2009 for FAMPYRA ex-U.S. development and commercialization rights.

•
SG&A expenses for the full year 2013 are expected to be $170-$180 million, excluding share-based compensation. SG&A will be primarily driven by commercial and administrative costs related to AMPYRA. The majority of the increase in SG&A in 2013 over 2012 is related to Diazepam Nasal Spray expenses.

•
R&D expenses for the full year 2013 are expected to be $60-$70 million, excluding share-based compensation. R&D expenses in 2013 related to AMPYRA include proof-of-concept studies in cerebral palsy and post-stroke deficits, and sponsorship of investigator-initiated studies. Additional expenses include clinical trials for AC105 and rHIgM22, continued development of Diazepam Nasal Spray and GGF2, as well as ongoing preclinical studies. A substantial portion of the increase in R&D in 2013 over 2012 is related to Diazepam Nasal Spray expenses.

•	The Company expects to be cash flow positive in 2013.

AMPYRA UPDATE
•	Between its launch in March 2010 and the end of 2012, more than 73,000 people with multiple sclerosis have tried AMPYRA.
•
The Company reported top-line data from a post-marketing commitment study evaluating a 5 mg dose of dalfampridine-ER to improve walking in people with MS. The study failed to confirm efficacy of the 5 mg dose.

PIPELINE UPDATE
•
Following the December 2012 acquisition of Neuronex, Inc., the Company began preparing a New Drug Application (NDA) for Diazepam Nasal Spray. Pending additional clinical and manufacturing data, the Company plans to submit the NDA to the U.S. Food and Drug Administration (FDA) in 2013, with potential approval and commercial launch in 2014.

•
The Company initiated proof-of-concept clinical studies exploring the use of AMPYRA in patients with post-stroke deficits and cerebral palsy. Results from both of these trials are expected in the second quarter of 2013.

•
The GGF2 Phase 1 clinical trial in heart failure was completed. This was a dose-escalating trial designed to test the maximum tolerated single dose. The Company plans to present findings in a platform presentation at this year’s American College of Cardiology (ACC) annual meeting in March, and will discuss the data with the FDA before proceeding to a multiple dose study.

•
The Company submitted the Phase 2 clinical trial protocol for AC105 for acute treatment of spinal cord injury to its IND on file with the FDA, and expects to initiate the trial in the first half of 2013.

•	The Department of Defense awarded the Company a contract for $2.67 million to support the Phase 2 clinical trial of AC105.
•
The Company opened an Investigational New Drug (IND) application for rHIgM22, a remyelinating antibody for the treatment of multiple sclerosis and plans to begin a Phase 1 clinical trial in the first half of 2013.

CORPORATE UPDATE
•	The Company completed its acquisition of Neuronex, Inc., a privately held company developing Diazepam Nasal Spray.
•
For the second year in a row, the Company was ranked in the top 10 of the Best Companies to Work for in New York in the large company category, based on an independent survey identifying the best places of employment in the State of New York. Acorda was ranked seventh among large companies, defined as employing more than 250 people. This ranking reflected feedback from employees about company culture, benefits and overall job satisfaction.

•
The Company named Jane Wasman as President, International. In this role, Ms. Wasman will lead the Company’s efforts to identify and launch in-licensing and commercial opportunities outside the United States. She will also be responsible for managing Acorda’s collaboration with Biogen Idec (Nasdaq: BIIB) in their international development and commercialization of FAMPYRA.

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain historical and forward-looking non-GAAP financial measures. In particular, Acorda has provided income, adjusted to exclude share-based compensation charges, the payments associated with Neuronex in 2012, the tax benefit relating to the reduction of the deferred tax asset valuation allowance in 2012, the net milestone revenue relating to Biogen Idec’s receipt of conditional approval from the European Commission for FAMPYRA in 2011, the ZANAFLEX CAPSULES adjustments due to the Apotex patent infringement trial court decision in 2011 and the AC105 license fee in 2011. Also, Acorda has provided projected amounts of research and development (R&D) and sales, general, and administrative (SG&A) expenses excluding share-based compensation charges and future expenditures related to the potential acquisition of Neuronex and diazepam nasal spray. These non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, we believe the presentation of these non-GAAP financial measures when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected operating performance because they exclude non-cash charges that are substantially dependent on changes in the market price of our common stock and expenses and income that do not arise from the ordinary course of our business. We believe these non-GAAP financial measures help indicate underlying trends in the company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the company’s business and to evaluate its performance. A reconciliation of the historical non-GAAP financial results presented in this release to our GAAP financial results is included in the attached financial statements.

WEBCAST AND CONFERENCE CALL
Ron Cohen, President and Chief Executive Officer, and David Lawrence, Chief Financial Officer, will host a conference call today at 8:30 a.m. ET to review the Company’s fourth quarter and full year 2012 results.

To participate in the conference call, please dial 866-356-3095 (domestic) or 617-597-5391 (international) and reference the access code 66159419. The presentation will be available via a live webcast on the Investor section of www.acorda.com.

A replay of the call will be available from 10:30 a.m. ET on February 13, 2013 until midnight on March 13, 2013. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 55654711. The archived webcast will be available for 30 days in the Investor Relations section of the Acorda website at www.acorda.com.

Important New Safety Information
AMPYRA is contraindicated in patients with a history of hypersensitivity to Ampyra or 4-aminopyridine.

Important Safety Information
AMPYRA is contraindicated in patients with a history of seizures, or with moderate or severe renal impairment (CrCl ≤ 50 mL/min), or history of hypersensitivity to AMPYRA or 4-aminopyridine.

AMPYRA can cause seizures; the risk of seizures increases with increasing AMPYRA doses. Discontinue AMPYRA and do not restart if seizure occurs.

AMPYRA should not be taken with other forms of 4-aminopyridine (4-AP, fampridine), since the active ingredient is the same.

AMPYRA can cause anaphylaxis and severe allergic reactions. Signs and symptoms have included respiratory compromise, urticaria, and angioedema of the throat or tongue. If an anaphylactic or other serious allergic reaction occurs, AMPYRA should be discontinued and not restarted.

The risk of seizures in patients with mild renal impairment (CrCl 51-80 mL/min) is unknown, but AMPYRA plasma levels in these patients may approach those seen at a dose of 15 mg twice daily, a dose that may be associated with an increased risk of seizures; estimated CrCl should be known before initiating treatment with AMPYRA.

The most common adverse events (incidence greater-than or equal to 2% and at a rate greater than the placebo rate) for AMPYRA in MS patients were urinary tract infection, insomnia, dizziness, headache, nausea, asthenia, back pain, balance disorder, multiple sclerosis relapse, paresthesia, nasopharyngitis, constipation, dyspepsia, and pharyngolaryngeal pain.

For full U.S. Prescribing Information and Medication Guide for AMPYRA, please visit: www.AMPYRA.com.

About AMPYRA (dalfampridine)
AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. AMPYRA, which was previously referred to as Fampridine-SR, is an extended release tablet formulation of dalfampridine (4-aminopyridine, 4-AP), and is known as prolonged-, modified, or sustained-release fampridine (FAMPYRA®) in some countries outside the United States (U.S).

In laboratory studies, dalfampridine extended release tablets has been found to improve impulse conduction in nerve fibers in which the insulating layer, called myelin, has been damaged. AMPYRA is being developed and commercialized in the U.S. by Acorda Therapeutics; FAMPYRA is being developed and commercialized by Biogen Idec in markets outside the U.S. based on a licensing agreement with Acorda. AMPYRA and FAMPRYA are manufactured globally by Alkermes Pharma Ireland Limited, a subsidiary of Alkermes plc, based on a supply agreement with Acorda.

AMPYRA is available by prescription in the United States. For more information about AMPYRA, including patient assistance and co-pay programs, healthcare professionals and people with MS can contact AMPYRA Patient Support Services at 888-881-1918. AMPYRA Patient Support Services is available Monday through Friday, from 8:00 a.m. to 8:00 p.m. Eastern Time.

For full U.S. Prescribing Information and Medication Guide, please visit: www.AMPYRA.com.

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with MS, spinal cord injury and other neurological conditions.

Acorda markets AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the United States as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an improvement in walking speed. AMPYRA is marketed outside the United States as FAMPYRA® (prolonged-release fampridine tablets) by Biogen Idec under a licensing agreement from Acorda. AMPYRA and FAMPYRA are manufactured under license from Alkermes Pharma Ireland Limited.

The Company also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride) and Zanaflex tablets, a short-acting drug for the management of spasticity. Acorda also receives sales royalties on tizanidine hydrochloride capsules, an authorized generic version of ZANAFLEX CAPSULES, distributed by Actavis, Inc. under its agreement with Acorda.

Acorda has an industry-leading pipeline of novel neurological therapies. The Company is developing Diazepam Nasal Spray for treatment of certain epileptic seizures. It is also studying AMPYRA to improve a range of functional impairments caused by MS, as well as its potential for use in other neurological conditions, including cerebral palsy and post-stroke deficits. In addition, Acorda is developing clinical stage compounds AC105 for acute treatment of spinal cord injury, GGF2 for treatment of heart failure and rHIgM22, a remyelinating monoclonal antibody, for the treatment of MS. GGF2 is also being investigated in preclinical studies as a treatment for neurological conditions such as stroke and spinal cord injury. Chondroitinase, an enzyme that encourages nerve plasticity in spinal cord injury, is in preclinical development.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including Diazepam Nasal Spray or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Diazepam Nasal Spray or other products under development; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen Idec in connection therewith; competition, including the impact of generic competition on Zanaflex Capsules revenues; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; failure to comply with regulatory requirements could result in adverse action by regulatory agencies; and the ability to obtain additional financing to support our operations. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities & Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

Financial Statements

Acorda Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	December 31, 2012	December 31, 2011

Assets
Cash, cash equivalents, short-term and long-term investments	$333,188	$295,907
Trade receivable, net	26,327	22,828
Other current assets	16,863	13,825
Finished goods inventory	20,957	28,382
Property and equipment, net	16,706	3,858
Deferred tax asset	136,727	-
Intangible assets, net	9,319	8,769
Other assets	5,245	5,919
Total assets	$565,332	$379,488

Liabilities and stockholders' equity
Accounts payable, accrued expenses and other liabilities	$58,261	$45,542
Deferred product revenue	29,275	30,599
Current portion of deferred license revenue	9,057	9,057
Current portion of notes payable	1,144	1,144
Current portion of revenue interest liability	1,134	1,001
Long-term liabilities	10,415	6,266
Non-current portion of revenue interest liability	1,440	2,928
Non-current portion of deferred license revenue	68,685	77,742
Stockholders' equity	385,921	205,209
Total liabilities and stockholders' equity	$565,332	$379,488

Acorda Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenues:
Net product revenues	$75,390	$69,049	$282,381	$256,271
Royalty revenues	3,819	1,331	14,376	1,909
Milestone revenue	-	-	-	25,000
License revenue	2,264	2,264	9,057	9,057
Total revenues	81,473	72,644	305,814	292,237

Costs and expenses:
Cost of sales	16,205	13,434	57,007	64,183
Cost of milestone and license revenue	159	159	634	2,384
Research and development	18,191	10,304	53,881	42,108
Selling, general and administrative	45,594	35,720	168,690	148,508
Total operating expenses	80,149	59,617	280,212	257,183

Operating income	$1,324	$13,027	$25,602	$35,054

Other expense, net	(226)	(85)	(1,334)	(3,036)
Income before income taxes	1,098	12,942	24,268	32,018
Benefit from (provision for) income taxes	131,875	(248)	130,690	(1,413)

Net income	$132,973	$12,694	$154,958	$30,605

Net income per common share - basic	$3.36	$0.32	$3.93	$0.78
Net income per common share - diluted	$3.27	$0.32	$3.84	$0.76
Weighted average per common share - basic	39,597	39,178	39,459	39,000
Weighted average per common share - diluted	40,661	40,152	40,332	40,064

Acorda Therapeutics, Inc.
Non-GAAP Income and Income per Common Share Reconciliation
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

GAAP net income	$132,973	$12,694	$154,958	$30,605
Pro forma adjustments:
Neuronex payments included in R&D (Note 1)	3,453	-	6,653	-

Tax benefit adjustment (Note 2)	(132,743)	-	(132,743)	-

Collaboration milestone revenue (Note 3)	-	-	-	(25,000)

Cost of milestone revenue (Note 3)	-	-	-	1,750

Zanaflex Capsule adjustments (Note 4)	-	-	-	15,477

License agreement expense in R&D (Note 5)	-	-	-	3,000

Share-based compensation expenses included in R&D	1,440	1,680	5,122	5,801
Share-based compensation expenses included in SG&A	4,630	3,777	16,296	13,502
Total share-based compensation expenses	6,070	5,457	21,418	19,303

Total pro forma adjustments	(123,220)	5,457	(104,672)	14,530

Non-GAAP net income	$9,753	$18,151	$50,286	$45,135

Net income per common share - basic	$0.25	$0.46	$1.27	$1.16
Net income per common share - diluted	$0.24	$0.45	$1.25	$1.13
Weighted average per common share - basic	39,597	39,178	39,459	39,000
Weighted average per common share - diluted	40,661	40,152	40,332	40,064

Note 1: $6,800 closing consideration for Neuronex in fourth quarter less net assets acquired of $3,726 which were primarily the taxable amount of Neuronex net operating loss carryforwards plus $2,000 upfront payment and $1,579 in R&D payments.

Note 2: Tax benefit recorded for reduction of deferred tax asset valuation allowance in fourth quarter.
Note 3: $25,000 milestone revenue relating to Biogen Idec receipt of conditional approval from the European Commission for Fampyra in Q3 2011. Based on Acorda’s worldwide license and supply agreement with Elan, Elan received 7% of this milestone payment from Acorda during the same period which was recorded as cost of milestone revenue.

Note 4: Adjustments relating to Zanaflex Capsules due to Apotex patent infringement trial court decision in Q3 2011. ($13,038 Intangible asset impairment included in cost of sales, $1,020 commercial inventory reserve included in cost of sales, $1,083 PRF put/call liability adjustment included in SG&A, $336 sample inventory reserve included in SG&A).

Note 5: $3,000 upfront expense related to licensed worldwide development and commercialization rights to a proprietary magnesium formulation from Medtronic, Inc. (AC105) included in R&D in 2011.